Exhibit 99.1

         The Gymboree Corporation Reports Third Quarter 2003 Results

    BURLINGAME, Calif., Nov. 18 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported earnings of $0.27 per diluted share for the third fiscal quarter ended November 1, 2003 compared to earnings of $0.21 per diluted share for the same period last year.

    Net sales from retail operations for the third fiscal quarter ended November 1, 2003 totaled $148.1 million, a 2% increase over the $144.5 million in net sales from retail operations reported for the third fiscal quarter ended November 2, 2002. Comparable store sales for the quarter decreased 3% over the same period last year, making the 2003 year-to-date comparable store sales flat to last year. Total net sales for the third fiscal quarter, including sales from Gymboree Play & Music operations, were $151.0 million, an increase of 2% compared to total net sales of $147.9 million for the third fiscal quarter last year.

    "Our strategy of maximizing opportunities for the Gymboree brand and prudently growing the Janie and Jack business continues to drive the company's productivity and profitability," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "These efforts enabled us to grow our earnings by 32 percent for the quarter."

    Business Outlook

    For November, comparable store sales for retail operations are expected to be flat compared to the prior year. For the fourth fiscal quarter in total, the Company expects comparable store sales to be flat to the prior year. The Company also reaffirmed its fourth fiscal quarter guidance of earnings per diluted share to be in the range of $0.39 to $0.41. For the full fiscal year 2003, the Company now expects earnings per diluted share to be in the range of $0.86 to $0.88.

    Management Presentation

    A live broadcast of the discussion of third quarter 2003 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Tuesday, November 18. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts." A replay of the call will be available shortly after the broadcast through midnight EST, November 24, 2003, at 703-925-2533, pass code 6414309, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 1, 2003, the Company operated a total of 612 stores: 587 Gymboree(R) retail stores (536 in the United States, 27 in Canada, and 24 in Europe) and 25 Janie and Jack(TM) retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 533 franchised and company-operated centers in the United States and 25 other countries.

    Forward-Looking Statements

    The foregoing earnings figures the third fiscal quarter 2003 and third fiscal quarter 2002 are un-audited and subject to quarter-end and year- end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise and service levels, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

                           THE GYMBOREE CORPORATION

                   CONDENSED CONSOLIDATED INCOME STATEMENTS
               (In thousands, except per share and store data)
                                 (Unaudited)

                                      13 Weeks Ended       39 Weeks Ended

                                      Nov. 1,   Nov. 2,    Nov. 1,   Nov. 2,
                                       2003      2002       2003      2002
    Net sales:
      Retail                         $148,148  $144,539 * $394,586  $379,229 *
      Play & music                      2,894     3,338 *    9,001    10,497 *
       Total net sales                151,042   147,877    403,587   389,726
    Cost of goods sold, including
     buying & occupancy expenses      (88,708)  (87,024)* (241,197) (230,438)*
      Gross profit                     62,334    60,853    162,390   159,288
    Selling, general and
     administrative expenses          (48,992)  (49,990)* (139,424) (140,612)*
      Operating income                 13,342    10,863     22,966    18,676
    Foreign exchange gains (losses)       (31)      (96)       183       385
    Interest income (expense), net        101      (526)       266      (878)
      Income before income taxes       13,412    10,241     23,415    18,183
    Income tax expense                 (5,097)   (3,943)    (8,898)   (7,000)
      Net income                       $8,315    $6,298    $14,517   $11,183

    Net income per share:
      Basic                             $0.28     $0.22      $0.49     $0.39
      Diluted                           $0.27     $0.21      $0.47     $0.37
    Weighted average shares
     outstanding:
      Basic                            29,687    29,050     29,518    28,930
      Diluted                          30,837    30,702     30,764    30,583

    Number of stores at end of period     612       585        612       585

     * Prior year amounts were reclassified to conform to the 2003 presentation.


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                           November 1, February 1, November 2,
                                              2003        2003        2002
    Current Assets
       Cash and cash equivalents             $56,463     $60,628     $38,197
       Accounts receivable                     8,089       7,506       4,979
       Merchandise inventories                81,832      62,561      71,148
       Prepaid expenses and deferred
        taxes                                 11,736      10,764      10,310
          Total current assets               158,120     141,459     124,634

    Property and Equipment, net              110,748     106,464     106,829
    Lease Rights, Deferred Taxes and
     Other Assets                              6,808       7,213       4,553

       Total Assets                         $275,676    $255,136    $236,016

    Current Liabilities
       Accounts payable                      $35,185     $27,150     $26,126
       Accrued liabilities                    31,337      37,570      31,942
          Total current liabilities           66,522      64,720      58,068

    Long Term Liabilities
       Deferred rent and other liabilities    21,153      20,998      21,318

    Stockholders' Equity                     188,001     169,418     156,630

       Total Liabilities and
        Stockholders' Equity                $275,676    $255,136    $236,016

SOURCE  The Gymboree Corporation
    -0-                             11/18/2003
    /CONTACT: Myles McCormick, Investor Relations, +1-650-696-2933, or investor_relations@gymboree.com, or Jenn Bonzagni Marshall, Media Relations, +1-650-373-7637, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)